Exhibit 99.3

PROSPECTIVE FINANCIAL INFORMATION

The following tables present selected prospective financial information for the fiscal year ending March 31, 2013 prepared in connection with the evaluation of the Mergers by NGL and High Sierra.

NGL Energy Partners, LP — High Sierra Energy, LP 2013 Fiscal Projected EBITDA ($ in Millions) and Leverage

NGL Energy Partners, LP	$90.0	-	$95.0

High Sierra Energy, LP	$65.0	-	$70.0

Combined EBITDA	$155.0	-	$165.0

Leverage (Debt/EBITDA)
@ $500MM LT Debt	3.2x	-	3.0x
@ $480MM LT Debt	3.1x	-	2.9x
@ $450MM LT Debt	2.9x	-	2.7x

Publicly Disclosed Transactions NGL Energy Partners, LP EBITDA

NGL Energy Partners LP (per S-1 filing)	$23.6	-	$24.0
Osterman Propane (October 2011)	$22.0	-	$22.3
SemStream (November 2011)	$16.0	-	$20.0
Pacer Propane (January 2012)	$7.5	-	$7.5
North American Propane (February 2012)	$11.0	-	$11.0
Down East Energy (April 2012)	$10.0	-	$10.2
	$90.1	-	$95.0

(1)          EBITDA is a non-GAAP financial measure.  NGL defines EBITDA as net income (loss) or net income (loss) attributable to parent equity, plus income taxes, interest expense and depreciation and amortization expense.  NGL defines as EBITDA excluding the unrealized gain or loss on derivative contracts, the gain or loss on the disposal of assets and share-based compensation expenses.  EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles (“GAAP”) as those items are used to measure operating performance, liquidity or the ability to service debt obligations.  NGL believes that EBITDA provides additional information for evaluating NGL’s ability to make

quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure.   Further, EBITDA, as NGL defines it, may not be comparable to EBITDA or similarly titled measures used by other entities.  Given the inherent uncertainty regarding the results of operations in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible.  The magnitude of these items, however, may be significant.